Exhibit 23.9

CONSENT OF EXPERT

In connection with this Registration Statement on Form F-3 (including any amendments or supplements and/or exhibits thereto, the "Registration Statement") of Largo Inc. (the "Company"), the undersigned consents to: (i) the incorporation by reference and use of information derived from the National Instrument 43-101 technical report titled "An Updated Life of Mine Plan (LOMP) for Gulçari A (Campbell Pit) and Pre-Feasibility Study for Gulçari A Norte (GAN), Novo Amparo (NAO), Novo Amparo Norte (NAN) and São José (SJO) Deposits, in respect of the Company's Maracás Menchen Mine in Brazil" (the "Technical Report"), effective January 30, 2024, in the Registration Statement; and (ii) the use of and references to the undersigned's name in connection with the Technical Report, in the Registration Statement.

January 7, 2026

GE21 Consultoria Mineral Ltda.

By:/s/ Porfirio Cabaleiro Rodriguez
Name: Porfirio Cabaleiro Rodriguez
Title: BSc Mining Eng - FAIG - Director GE21